Exhibit 99.1

Newfield Exploration Appoints Two New Members to Board of Directors

The Woodlands, TX – June 19, 2013 – Newfield Exploration Company (NYSE: NFX) today announced the appointment of two new members to its Board of Directors.  The new appointments follow the May 2013 retirements of long-time Newfield directors, Philip J. Burguieres and J. Michael Lacey. The number of Newfield directors remains the same with a total of 12 directors, 11 of whom are independent.

Steven W. Nance – Mr. Nance, 56, has more than 35 years of experience in the oil and gas industry. He currently serves as the President and Manager of Steele Creek Energy, LLC, a private oil and gas company. Mr. Nance also has served as president and sole director of Steele Creek Investment Company, the predecessor entity that held Mr. Nance’s oil and gas ownership, since 1997. Since 2007, Steele Creek Investment Company and Mr. Nance have, from time to time, provided consulting services on matters such as oil and gas investments, succession planning, coaching and leadership development. Mr. Nance began his career in 1978 with The Superior Oil Company where he held various engineering assignments until the company was acquired by Mobil Oil. After a short stint with Mobil, Mr. Nance joined Meridian Oil, Inc., the predecessor company to Burlington Resources, Inc., in 1985 where he held positions of increasing responsibility until his departure in 1997 as Vice President of Burlington’s Gulf Coast division. From 1997 to 1999, he was with XPLOR Energy and its predecessor company, acting as Chairman, President and Chief Executive Officer in 1999 when XPLOR Energy was acquired by Harken Energy Corporation. From 2000 to 2007, Mr. Nance served as President of Peoples Energy Production Company until it was acquired by El Paso Corporation.

He is a director for The Williams Companies, Inc., where he is a member of its compensation committee and nominating and governance committee and also a director for Cloud Peak Energy, Inc., chairing its health, safety, environment and communities committee and serving as a member of its audit committee.

Mr. Nance holds a B.S. in Petroleum Engineering from Texas Tech University. Mr. Nance has been recognized as a Distinguished Engineer from the College of Engineering at Texas Tech and is a registered professional engineer (inactive status). He is on the Board of Trustees for the Independent Petroleum Association of America and serves on the board for The Center for the Performing Arts at The Woodlands.

John W. Schanck – Mr. Schanck, 61, has nearly 40 years of experience in the energy industry where he has held leadership positions in both public and private companies. He has served since 2010 as President and CEO of Sonde Resources Corporation in Calgary, Alberta, and expects to retire as President and CEO on June 30, 2013. Sonde is an energy company engaged in the exploration and production of oil and natural gas with operations in Western Canada and offshore North Africa. Mr. Schanck spent the first 21 years of his career, 1978 to 1999, with Unocal Corporation and its subsidiaries. During this time, he helped lead Unocal’s exploration activities in both the U.S. and international regions, holding the positions of Group Vice President – Oil & Gas Operations from 1994 to 1996 and President of Spirit Energy 76 from 1997 to 1999. Following his career with Unocal, Mr. Schanck was Co-Chief Executive Officer for Samson Investment Company from 1999 – 2005 and Managing Partner of Tecton Energy, LLC from 2006 to 2009.

Mr. Schanck holds an M.S. in Geology from the University of Memphis, a B.S. in Geology from Allegheny College and an A.A. from Allegany College of Maryland. He serves on the public corporate boards of Penn West Petroleum Ltd. and Sonde Resources Corporation.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. The Company is focused on North American resource plays of scale. Its principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, the Company has oil developments offshore Malaysia and China.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com